UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 31, 2012

Bank of Commerce Holdings

California	0-25135	94-2823865
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

1901 Churn Creek Road Redding, California		96002
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (530) 772-3955

N/A

(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 142-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets

On August 31, 2012, Bank of Commerce Holdings, Redding, California (“BOCH”) sold its 51% ownership interest in Simonich Corporation (d/b/a Bank of Commerce Mortgage) (the “Mortgage Company”), a residential mortgage banking company headquartered in San Ramon, California. The Mortgage Company operates twenty one offices in the states of California and Colorado, and is licensed to do business in California, Colorado, Oregon, Nevada and Texas.

In May 2009, BOCH acquired 51% of the capital stock of the Mortgage Company from Scott Simonich who retained 49% ownership of the Mortgage Company and remained an active employee. Under the terms of the Stock Purchase Agreement dated August 31, 2012 between BOCH and Mario De Tomasi (“Purchaser”), Purchaser acquired BOCH’s 51% interest at a price of $5.2 million, $520,710 of which was paid at closing, and the remainder generally payable over a five year period but potentially subject to a deferral period, based on a prescribed payment schedule commencing in 2013, with 35% due year one, 25% due year two, 20% due year three, 15% due year four and 5% due year five. The obligation is generally guaranteed by Scott Simonich, the continuing shareholder of the Mortgage Company. The transaction is expected to be cash flow neutral, with $5 million resulting in a return of capital, and puts both parties in the best position for other strategic growth investments. The transaction provides for a continued relationship between the two companies on the funding side and puts both parties in the best position to succeed in their core competencies. The Mortgage Company will continue its operations under a different assumed name.

The owners of the Mortgage Company have entered into Employment Agreements and Covenants Not to Compete with the Mortgage Company, and until all payments are made in full, BOCH will remain a third party beneficiary of these agreements.

Item 9.01 - Financial Statements and Exhibits

(d) Exhibits

10.29	Stock Purchase Agreement

10.30	Promissory Note

99.1	Pro Forma Condensed Combined Financial Information

99.2	Press Release dated August 31, 2012 announcing the sale of stock of the Mortgage Company

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

August 31, 2012

/s/ Samuel D. Jimenez

By: Samuel D. Jimenez
Executive Vice President and
Chief Financial Officer